As filed with the Securities and Exchange Commission on March 1, 2021

Registration No. 333-240212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WASTE MANAGEMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	73-1309529
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

800 Capitol Street, Suite 3000
Houston, Texas 77002
(713) 512-6200
(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

WASTE MANAGEMENT, INC. EMPLOYEE STOCK PURCHASE PLAN

(Amendment and Restatement Effective May 12, 2020)
(Full titles of the Plans)

Charles C. Boettcher
Waste Management, Inc.
800 Capitol Street, Suite 3000
Houston, Texas 77002
(713) 512-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Waste Management, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to terminate an accidental duplicate filing by our service provider. On July 30, 2020, two identical copies of the Registrant’s Registration Statement on Form S-8 were filed with the Securities and Exchange Commission (the “Commission”) to register the issuance of an additional 3,000,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Waste Management, Inc. Employee Stock Purchase Plan (the “ESPP Registration Statement”). The initial copy of the ESPP Registration Statement filed on July 30, 2020 was assigned File No. 333-240211; such filing of the ESPP Registration Statement will remain in existence and is not modified or amended hereby. The duplicate copy of the ESPP Registration Statement filed on July 30, 2020 was assigned File No. 333-240212 (the “Duplicate Filing”). No shares of Common Stock have been, or will be, issued pursuant to the Duplicate Filing, and this Post-Effective Amendment No. 1 serves to deregister all shares of the Registrant’s Common Stock incorrectly appearing to have been registered pursuant to the Duplicate Filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 1st day of March, 2021.

WASTE MANAGEMENT, INC.

By:	/s/ Charles C. Boettcher
Charles C. Boettcher
Executive Vice President, Corporate Development and Chief Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.